EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JULY 11, 2007
PAYCHEX, INC. REPORTS REVISED FISCAL 2007 RESULTS
July 11, 2007
     ROCHESTER, NY, July 11, 2007 — Paychex, Inc. (“we,” “our,” “us,” or the “Company”) (NASDAQ:PAYX) has revised its previously announced earnings for the fiscal year ended May 31, 2007 (“fiscal 2007”) to recognize an additional expense charge of $25.0 million to increase its litigation reserve during the three months ended May 31, 2007 (the “fourth quarter”). Disputes involving Rapid Payroll, Inc. (“Rapid Payroll”), a wholly owned subsidiary of the Company, arose in August 2001. These disputes resulted in litigation, as has been previously disclosed by the Company. At the present time, the Company has fully resolved its licensing responsibility and settled all litigation with 74 of the 76 licensees who were provided services by Rapid Payroll. A decision favorable to Paychex, Inc. was issued by the United States District Court for the Central District of California with respect to the Company’s dispute with one of the remaining two licensees. That licensee is currently appealing the case. A verdict was issued on June 27, 2007 in litigation brought by the other remaining licensee. In that case, a California Superior Court, Los Angeles County (the “Superior Court”) jury awarded to the plaintiff $15.0 million in compensatory damages and subsequently awarded an additional $11.0 million in punitive damages.
     “We are disappointed with the recent jury decisions in the Superior Court. We believe there are substantial bases to reduce or overturn the verdict by post-trial motions to the trial court and, if necessary, on appeal. We will continue to defend our position and remain committed to resolving this case,” commented Jonathan J. Judge, President and Chief Executive Officer.
REVISED FISCAL 2007 HIGHLIGHTS
     Net income of $515.4 million, or $1.35 diluted earnings per share, for fiscal 2007, increased 11% over net income of $464.9 million, or $1.22 diluted earnings per share for the prior fiscal year. The fiscal 2007 results were impacted by the increases to the litigation reserve totaling $38.0 million, which reduced diluted earnings per share for the year by approximately $0.06 per share. In addition, with the adoption of the new accounting standard for stock-based compensation on June 1, 2006, fiscal 2007 also included $25.7 million of stock-based compensation costs.
     For fiscal 2007, operating income increased 8% to $701.5 million. Operating income excluding interest on funds held for clients, stock-based compensation costs, and the increases to the litigation reserve increased 15% to $631.1 million for fiscal 2007. Total expenses increased 16% to $1.2 billion for fiscal 2007. Stock-based compensation costs of $25.7 million for fiscal 2007 and increases to the litigation reserve of $38.0 million account for approximately 7% of the 16% increase in total expenses. Increases in personnel and technology as we continue our investments in new products and services account for most of the remaining increase in expenses.
REVISED FOURTH QUARTER FISCAL 2007 HIGHLIGHTS
     Net income was $121.1 million for the fourth quarter, or $0.32 diluted earnings per share, down slightly from net income of $122.7 million for the same period last year. Operating income was $159.9 million. Operating income excluding interest on funds held for clients ($36.8 million), stock-based compensation costs ($6.4 million), and the increase to the litigation reserve ($25.0 million) was up 14% for the fourth quarter to $154.5 million.

OUTLOOK
     Our current outlook for the fiscal year ending May 31, 2008 is based upon current economic conditions and interest rate levels. The outlook is unchanged from that included in our June 27, 2007 press release except for net income, which has been impacted by the expense charge of $25.0 million to increase the litigation reserve. Projected revenue and net income growth is as follows:

Payroll service revenue	9% — 10%
Human Resource Services revenue	20% — 23%
Total service revenue	11% — 13%
Interest on funds held for clients	6% — 9%
Total revenue	11% — 13%
Corporate investment income	20% — 25%
Net income	18% — 20%
     The effective income tax rate is expected to approximate 31.5%.
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. We offer comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, Readychex®, and check signing. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, we have more than 100 offices and serve approximately 561,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
CONTACTS
     For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the Securities and Exchange Commission (“SEC”): general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by us; changes in demand for our products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, worker’s compensation, state unemployment, and section 125 plans; changes in Professional Employer Organization direct costs, including, but not limited to, workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to products and services; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
REVISED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months			For the twelve months
	ended May 31,			ended May 31,
			%			%
	2007	2006	Change	2007	2006	Change

Revenue:
Payroll service revenue	$343,793	$316,412	9%	$1,356,646	$1,248,924	9%
Human Resource Services revenue	106,718	92,059	16%	396,222	324,873	22%

Total service revenue	450,511	408,471	10%	1,752,868	1,573,797	11%
Interest on funds held for clients (A)	36,837	32,009	15%	134,096	100,799	33%

Total revenue	487,348	440,480	11%	1,886,964	1,674,596	13%

Expenses:
Operating expenses (B)	157,982	145,998	8%	615,479	560,255	10%
Selling, general and administrative expenses (B)	169,484	126,936	34%	569,937	464,770	23%

Total expenses	327,466	272,934	20%	1,185,416	1,025,025	16%

Operating income	159,882	167,546	-5%	701,548	649,571	8%

Investment income, net (A)	11,870	8,426	41%	41,721	25,195	66%

Income before income taxes	171,752	175,972	-2%	743,269	674,766	10%

Income taxes	50,652	53,232	-5%	227,822	209,852	9%

Net income	$121,100	$122,740	-1%	$515,447	$464,914	11%

Basic earnings per share	$0.32	$0.32	—	$1.35	$1.23	10%

Diluted earnings per share	$0.32	$0.32	—	$1.35	$1.22	11%

Weighted-average common shares outstanding	382,019	380,092		381,149	379,465

Weighted-average common shares outstanding, assuming dilution	383,568	382,207		382,802	381,351

Cash dividends per common share	$0.21	$0.16	31%	$0.79	$0.61	30%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

(B)	Effective June 1, 2006, we adopted Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment.” In accordance with this standard, we recognized compensation costs for the fair value of stock-based awards of $6.4 million for the fourth quarter and $25.7 million for fiscal 2007. These costs were reflected in the Consolidated Statements of Income with $1.9 million for the fourth quarter and $8.3 million for fiscal 2007 in operating expenses, and $4.5 million for the fourth quarter and $17.4 million for fiscal 2007 in selling, general and administrative expenses.

PAYCHEX, INC.
REVISED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	May 31,	May 31,
	2007	2006

ASSETS
Cash and cash equivalents	$79,353	$137,423
Corporate investments (A)	511,772	440,007
Interest receivable	53,624	38,139
Accounts receivable, net of allowance for doubtful accounts	186,273	189,835
Deferred income taxes	23,840	18,314
Prepaid income taxes	8,845	7,574
Prepaid expenses and other current assets	24,515	21,398

Current assets before funds held for clients	888,222	852,690
Funds held for clients (A)	3,973,097	3,591,611

Total current assets	4,861,319	4,444,301
Long-term corporate investments (A)	633,086	384,481
Property and equipment, net of accumulated depreciation	256,087	234,664
Intangible assets, net of accumulated amortization	67,213	60,704
Goodwill	407,712	405,842
Deferred income taxes	15,209	12,783
Other long-term assets	5,893	6,527

Total assets	$6,246,519	$5,549,302

LIABILITIES
Accounts payable	$46,961	$46,668
Accrued compensation and related items	125,268	130,069
Deferred revenue	7,758	5,809
Litigation reserve	32,515	15,625
Other current liabilities	42,638	34,008

Current liabilities before client fund deposits	255,140	232,179
Client fund deposits	3,982,330	3,606,193

Total current liabilities	4,237,470	3,838,372
Deferred income taxes	9,567	15,481
Other long-term liabilities	47,234	40,606

Total liabilities	4,294,271	3,894,459

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 382,151 shares as of May 31, 2007, and 380,303 shares as of May 31, 2006, respectively	3,822	3,803
Additional paid-in capital	362,982	284,395
Retained earnings	1,595,105	1,380,971
Accumulated other comprehensive loss	(9,661)	(14,326)

Total stockholders’ equity	1,952,248	1,654,843

Total liabilities and stockholders’ equity	$6,246,519	$5,549,302

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss position of $14.9 million as of May 31, 2007, compared with a net unrealized loss position of $22.0 million as of May 31, 2006. During the twelve months of fiscal 2007, the net unrealized loss position ranged from $29.5 million to $1.1 million. The net unrealized loss position of our investment portfolios was approximately $21.8 million as of June 22, 2007.